EXHIBIT 99.1
JOHN FARRELL JOINS EZCORP BOARD OF DIRECTORS
AUSTIN, Texas (July 18, 2011) — EZCORP, Inc. (Nasdaq: EZPW) announced today that John Farrell has been appointed to the Board of Directors effective immediately. Mr. Farrell formerly served as President and Chief Executive Officer of the Specialised Agencies and Marketing Services business of Publicis Groupe. Headquartered in Paris, Publicis Groupe is one of the world’s top three advertising and communications agency groups.
During his 25-year business career, Mr. Farrell, age 53, has held various executive management positions with a number of global advertising and communications firms, including:
Publicis Groupe (2003 — 2009)
•	President and Chief Executive Officer of Specialised Agencies and Marketing Services

•	Member of the Publicis Groupe Executive Board
D’Arcy, Masius, Benton & Bowles
•	President and Chief Executive Officer (2000 — 2003)

•	President, D’Arcy, Masius, Benton & Bowles Transatlantic (2000)

•	President and Chief Executive Officer, D’Arcy North America (1996 — 2000)

•	Chairman and Chief Executive Officer, D’Arcy, Masius, Benton & Bowles Group UK (1993 — 1996)
IMP International
•	President and Chief Executive Officer (1990 — 1993)

•	Joint Chief Executive Officer, IMP London (1985 — 1990)
Since his departure from Publicis Groupe at the end of 2009, Mr. Farrell has become involved with a diverse group of businesses. He serves as non-executive director of a number of advertising and communications related businesses, including Huntsworth Plc, Albion Digital Advertising Group, DWA, Media Equals, Acceleration and LBI, and as senior consultant advisor to several businesses.
Since June 2010, Mr. Farrell has served on the board of directors of Albemarle & Bond Holdings Plc., the UK listed pawnbroking and retail financial services business in which EZCORP owns almost 30% of the outstanding shares. He will continue to serve in that capacity and will replace Joe Rotunda, EZCORP’s former chief executive officer, as an EZCORP representative on the Albemarle & Bond board.
Mr. Farrell earned a bachelor’s degree in business from Nottingham Trent University, where he serves on the Board of Governors, as Chairman of the Business School and as a Visiting Professor of Marketing. Mr. Farrell resides in London.
Sterling Brinkley, EZCORP’s Chairman of the Board, stated “We have had the good fortune of getting to know John well over the past year and have been impressed with his talents, his unique insights into marketing, advertising and communications, and his experience and perspective in running global organizations. EZCORP will certainly benefit from John’s expertise and experience as we continue to expand our geographic footprint, diversify our product and services offerings and broaden our customer base.”

About EZCORP
EZCORP is a leading provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
EZCORP operates more than 1,000 stores, including over 500 pawn stores in the U.S. and Mexico and over 500 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Albemarle & Bond Holdings Plc (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 150 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 600 stores that provide financial services and sell pre-owned merchandise.
EZCORP Investor Relations
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